Ally Financial Inc.
Dodd-Frank Act Stress Test &
Comprehensive Capital Analysis and Review 2014
Estimates in the Supervisory Severely Adverse Scenario

Overview

As required under the rules published by the Federal Reserve and the Federal Deposit Insurance Corporation (collectively, the “Regulators”) to address the Dodd-Frank Act Stress Test (“DFAST”) requirements, Ally Financial Inc. and Ally Bank (collectively, “Ally”) are providing a summary of stress test results from the Supervisory Severely Adverse (“Severe”) scenario as prescribed by the Regulators in the Comprehensive Capital Analysis and Review (“CCAR”) exercise. The Severe scenario and the related forecasts of macroeconomic variables were developed by the Regulators to be comparable to the most severe historical post-war U.S. recessions.

In 2013 Ally completed a multi-year strategic transformation that substantially strengthened the company and enhanced its future prospects. Ally closed the chapter on its legacy mortgage issues with the successful confirmation of the ResCap bankruptcy plan, sold substantially all of its international operations, reduced a material amount of legacy high-cost unsecured debt and achieved financial holding company status. As a result, Ally’s risk profile and strategic outlook have significantly improved since the 2013 CCAR submission last January while overall risk, earnings volatility and contingent exposures have been greatly reduced. Some of the most significant milestones include the following:

•
In January 2014, the U.S. Treasury completed a private placement of approximately $3.0 billion in Ally common stock. Including this transaction, the U.S. taxpayer has received approximately 89 percent of the investment made in Ally.

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In December 2013, Ally announced that the Federal Reserve granted its application for financial holding company status. This achievement reflects the transformative efforts that the company and its depository institution, Ally Bank, have undergone since December 2008 when Ally became a bank holding company.

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Also in December 2013, ResCap's Chapter 11 bankruptcy plan became effective. The plan offers broad and permanent releases of substantially all past, present and future mortgage-related claims associated with ResCap.

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In November 2013, Ally received notice of the Federal Reserve's non-objection to Ally's resubmitted 2013 capital plan. The non-objection to Ally's resubmitted 2013 capital plan allowed for the completion of a $1.3 billion private placement of common equity. In addition, Ally completed the repurchase of all outstanding shares of the Mandatory Convertible Preferred (“MCP”) securities held by the U.S. Department of the Treasury and eliminated the share adjustment provision. As a result, Ally repaid the U.S. Treasury $5.9 billion toward the investment that was made in the company and thereby eliminated dividend payments of $534 million on an annual basis.

•
As of October 2013, Ally had completed the divestiture of substantially all of the company’s international operations with the exception of a joint venture in China, which is expected to close in 2014.

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In mid-2013, Ally embarked on a liability management program and has redeemed legacy high-cost debt to improve cost of funds. The company has called approximately $9.6 billion of debt in 2013 and in early 2014.

Following the positive developments of the last year, Ally is believed to be in a much stronger position to withstand the effects of a stressed macroeconomic environment. The following summary of projected impacts to profitability, loss rates and capital position appropriately reflects the severity of the scenario developed by the Regulators. The results suggest that Ally’s performance would deteriorate in the Severe scenario as a result of increased provision for credit losses, reduced new business volumes, net interest margin compression and market related losses. Importantly, however, under this scenario, Ally would continue to meet all of its contractual obligations to creditors, counterparties, bondholders and preferred equity holders and would maintain its Tier 1 common capital ratio above the 5.0% benchmark minimum established under the Federal Reserve’s capital plan rule. Additionally, Ally would maintain its common equity tier 1 ratio above the 4.5% benchmark minimum in 2015 as required for non-Advanced Approach BHCs under the Revised Regulatory Capital Rule (i.e., Final Basel III rules). Finally, it is important to note that this scenario is not a forecast, but rather a hypothetical scenario designed to assess the strength of Ally and its resilience to severely adverse economic conditions should they occur.

Stress Testing Methodologies

Ally’s process for stress testing and assessing capital adequacy leverages a sound risk management infrastructure that seeks to identify and measure all primary risks arising from exposures and business activities. When conducting comprehensive enterprise-wide stress tests all of Ally’s primary risk exposures are considered and evaluated. Ally’s primary risks include credit, lease residual, market, operational, insurance/underwriting, and liquidity.

Stress testing is an integral component of Ally’s risk, capital and liquidity management strategies. Stress tests are used to provide insight into how risk exposures and related capital requirements, as well as capital resources, might be affected by severe, yet plausible stress scenarios. Stress tests are conducted using a combination of quantitative models, external data sources, analytical tools and management judgment. Models and spreadsheets, whether they be internally developed or vendor models, are subject to a validation process managed by Ally’s model risk management function. Variance and sensitivity analyses as well as trend reporting are used to challenge stress test results at various levels of the company. Throughout the stress testing process, numerous reviews are conducted by working groups, business unit management, corporate executives, councils and committees. In addition, stress test results are reviewed, debated and approved by the Ally Board of Directors.

The following provides a brief description of the methodologies used in stress testing to translate Ally’s primary risk measures into financial impacts over the nine quarter horizon.

Balance Sheet

Following the sale of Ally’s international auto finance operations and mortgage-related assets as well as the completion of certain other strategic actions, Ally’s earning asset portfolio over the 9-quarter forecast horizon is comprised mainly of U.S. auto-related assets. The auto portfolio is comprised of consumer lending products (retail loans and operating leases) as well as dealer financing products (primarily floorplan financing). Projections of assets are based on the expectation of the amortization of existing assets on the balance sheet and the expectation for new auto origination volumes under the given scenario. Given the relatively short tenor of most auto finance products, existing assets run off fairly quickly. Therefore, the size of Ally’s balance sheet in the 9-quarter forecast is largely dependent on the assumption for new originations. Key assumptions for new originations include industry light vehicle sales, market share of certain manufacturers, Ally’s financing penetration rates and growth in the used and diversified segments of the market. Of all the assumptions for new auto originations, the assumption for industry light vehicles sales has the most statistical influence on Ally’s balance sheet projections. Historical experience supports that in a severe macroeconomic recession, the projections for industry light vehicles sales will decline to coincide with reduced consumer demand. A statistical modeling approach is used to forecast industry light vehicle sales while historical experience and management judgment factor into forecasts for other business assumptions. Consistent with the projected decline in industry light vehicle sales and the trends experienced during past recessions, the size of Ally’s balance sheet trends lower in the Severe scenario as fewer vehicles are sold and therefore less financing is needed. Similar to the asset portfolio, liability balances are developed using a mix of models, historical experience and management judgment.

Pre-Provision Net Revenue (PPNR)

PPNR is a reporting item used to measure net revenues from the asset portfolio and is comprised of three main components: net interest income, non-interest income and non-interest expense. These components are further segmented, and as a result, various processes and methodologies are used to produce forecast projections over the stress test horizon. Since PPNR is a comprehensive reporting item it incorporates stress impacts from many of Ally’s primary risks, including market risk, lease residual risk, operational risk, insurance/underwriting risk and liquidity risk.

Net Interest Income (NII)
Net interest income for Ally is significantly influenced by the size and mix of the earning asset portfolio and the net margin on those assets. A quantitative model that utilizes inputs such as balance forecasts, earning asset yields, interest rates and credit spreads is used to forecast NII. The methodology used to develop balance forecasts is described above while other key assumptions are developed using a mix of quantitative models, historical experience and management judgment.

Non-Interest Income
Ally’s non-interest income largely consists of insurance premiums, operating lease income and gains/(losses) on disposal of operating lease assets. Similar to the NII projections, revenues from insurance premiums and operating leases are dependent on the size of the earning asset portfolio as well as the margin on those assets. Ally’s recognized gains/(losses) on disposal of operating leases is generally a function of the cost basis of the lease at time of termination and the sales proceeds received from remarketing the vehicle. Ally models the value of off-lease vehicles using key inputs such as the Manheim Index (used vehicle values) and used vehicle supply.

Non-Interest Expense
Non-interest expense includes depreciation expense on operating leases, expenses associated with the insurance business, compensation and benefits expense, operational risk expense (e.g., fraud, damage to physical assets, business disruption, system failures), as well as various other administrative expenses. Depreciation expense is forecast using the current depreciation rates applied across the lease portfolio, including new leases assumed to be originated. Expenses associated with the insurance business include sales commissions and provisions for claims losses, which naturally decline as new vehicle sales volumes, and thereby new insurance contracts, decline in the recessionary environment. Projections of compensation and benefits expense, information technology costs and certain marketing expenses are closely aligned with the projected level of business activity and the severity of the recession. However, other non-interest expense projections generally reflect a conservative bias as no management actions are assumed in the Severe scenario that would materially reduce expenses to coincide with the declining business activity. In addition to routine business driven expenses, consideration is also given to operational or other losses that may arise in the stress environment. Given the broad scope of operational risk and limited and varied data, Ally uses multiple approaches for estimating operational losses in a given scenario. Such approaches include the use of statistical models that incorporate observed relationships between operational losses and macroeconomic variables, Ally’s own historical experience, scenario analysis and management judgment.

Provision for Credit Losses

Consumer and commercial loans are the largest components of Ally’s asset portfolio. Credit risk associated with these portfolios manifests itself in the provision for loan losses. The amount of the provision reflects the forecasted charge-offs for each portfolio under the given scenario while preserving an appropriate allowance for loan losses to ensure adequate coverage at the end of each period.

Ally’s loan loss estimation tools are developed using sound modeling approaches that incorporate macroeconomic variables and are appropriate for stress testing purposes. Generally, the loan loss models:

•	Are statistically-driven (e.g., regression-based) models

•	Operate at the segment-level (i.e., are product-specific)

•	Incorporate portfolio characteristics as well as macroeconomic factors

•	Follow a frequency and severity framework incorporating quantitative measures of probability of default (“PD”) and loss given default (“LGD”)

Gains / Losses on Securities Portfolio

Ally’s investment portfolio is subject to market risk and counterparty credit risk. Models are used to forecast changes in market values due to changes in interest rates, credit spreads and volatility. A credit rating migration analysis is also performed to identify potential other than temporary impairments (“OTTI”) in the bond portfolio. Different segments of the portfolio are modeled separately while each security in the portfolio is incorporated into the analysis.

Capital

Ally forecasts required dividend and interest payments for trust preferred, preferred and subordinated debt securities. Forecasts are based on contractual required payments for these instruments. Also, consistent with instructions provided by the Federal Reserve which state that bank holding companies must take into account actual capital actions taken throughout the first quarter of the forecast horizon (Q4 2013), the Severe scenario includes Ally’s $1.3 billion private placement of common equity as well as the $5.9 billion MCP repurchase that occurred in November 2013.

The various balance sheet, revenue and loss estimates as outlined above are combined to generate full balance sheet and income statement projections over the stress horizon. These financial statements serve as the basis for the calculation of capital and risk-weighted assets (“RWA”) that are used to derive pro forma quarterly capital ratios.

Ally Summary Results

These projections represent hypothetical estimates that involve an economic outcome that is more adverse than expected. These estimates are not forecasts of expected losses, revenues, net income before taxes, or capital ratios. The capital ratios are calculated using capital action assumptions provided within the Dodd-Frank Act stress testing rule. The minimum capital ratio presented is for the period including the fourth quarter of 2013 through the fourth quarter of 2015.

In the Severe scenario, Ally’s stress results show a pre-tax loss of approximately $2.8 billion over the 9-quarter horizon. Pre-provision net revenue included a decline in net interest income that resulted primarily from a significant reduction in earning asset balances over the forecast horizon. Given the severity of the economic scenario, the expectation is that light vehicle sales would decline, thereby reducing revenue from new retail and lease originations as well as dealer floorplan financing. Historical experience from the 2008-2009 recession and previous recessionary time periods supports Ally’s assumption that light vehicle sales naturally decline in a macroeconomic recession and, therefore, result in lower auto-related loan balances in this scenario. This decline in industry sales also negatively impacts revenues from the insurance business. The provision for credit losses and related allowances increase in the Severe scenario to keep pace with the expected rise in credit losses despite a significantly smaller balance sheet over the 9-quarter forecast period. Realized gains/(losses) on securities reflect sharp declines in the equity and bond markets.

Projected Losses, Revenue, and Net Income Before Taxes through Q4 2015 under the Severely Adverse Scenario
Ally Financial Inc.	Billions of Dollars	Percent of Average Assets (a)
Pre-provision net revenue	0.8	0.6
Other revenue	0.0
less
Provisions	3.0
Realized losses/gains on securities (AFS)	0.5
Trading and counterparty losses (b)	n/a
Other losses/gains (c)	0.0
equals
Net income before taxes (d)	(2.8)	(2.2)

(a)	Average assets is the nine-quarter average of total assets.

(b)
Per Federal Reserve instructions, only bank holding companies with greater than $500 billion in total consolidated assets which are subject to the amended market risk rules are required to report using this line item.

(c)	Includes $27 million of goodwill impairment losses.

(d)	Total may not foot due to rounding.

Forecasted credit losses total $2.7 billion with a weighted average loss rate of 3.2% for the total loan portfolio over the 9-quarter time period. It is important to note that the loss rates are not annualized but rather reflect a 9-quarter cumulative loss rate. Ally’s largest loan portfolios, retail auto loans and dealer floorplan financing, have historically experienced low loss rates compared to other asset classes in the CCAR analysis. Ally’s projected loss rates in the stress test are consistent with, and, in some cases, significantly more conservative than those experienced during the most recent economic recession. The steps Ally has taken to reduce exposure to the mortgage market have resulted in low levels of mortgage losses in the Severe scenario.

Projected Loan Losses by Type of Loans for Q4 2013 through Q4 2015 under the Severely Adverse Scenario
Ally Financial Inc.	Billions of Dollars	Portfolio Loss Rates (%) (a)
Loan losses	2.7	3.2
First lien mortgages, domestic	0.1	2.5
Junior liens and HELOCs, domestic	0.2	8.0
Commercial and industrial (b)	0.5	1.9
Commercial real estate	0.1	4.1
Credit cards	—	—
Other consumer (c)	1.8	3.7
Other loans	0.0	0.3

(a)	Average loan balances used to calculate portfolio loss rates exclude loans held-for-sale and loans held-for-investment under the fair-value option, and are calculated over nine quarters.

(b)	Primarily dealer floorplan loans.

(c)	Primarily retail auto loans.

Ally’s balance sheet is comprised mainly of high-quality, short duration automotive assets enabling the company to withstand severe stress events and meet regulatory requirements throughout the forecast horizon. In past recessions, Ally’s new auto loan origination volume and thereby the company’s asset balances have declined in line with the directional trend of industry light vehicle sales. Consistent with historical experience, in the Severe scenario Ally forecasted a decline in industry light vehicle sales that led to reduced new loan volume and a smaller balance sheet over time. This is reflected in the reduction in risk-weighted assets from $127.3 billion as of Q3 2013 to $93.6 billion at the end of Q4 2015 under the current general risk-based capital approach.

Actual Q3 2013 and Projected Q4 2015 Risk-Weighted Assets under the Severely Adverse Scenario
	Actual	Projected Q4 2015
Ally Financial Inc.	Q3 2013	Current General Approach	Basel III Standardized Approach
Risk-weighted assets (billions of dollars)	127.3	93.6	94.6

In the Severe scenario, in accordance with the regulatory requirements, capital actions taken in the first quarter of the forecast horizon (Q4 2013) are included in the forecasting of pro forma capital ratios. As a result, the Severe scenario includes Ally’s $1.3 billion private placement of common equity as well as the $5.9 billion MCP repurchase that occurred in November 2013. For the remainder of the forecast period the Federal Reserve prescribes a standardized set of capital actions that do not permit security redemptions or repurchases. Also, in accordance with this standardized set of capital actions, Ally assumes all required dividend and interest payments are made for the trust preferred, preferred and subordinated-debt securities throughout the forecast horizon.

Ally’s capital ratios in the Severe scenario exceed the 5.0% tier 1 common general risk based capital threshold through the entire 9-quarter forecast horizon as required under the capital plan rule and Federal Reserve guidance. Furthermore, Ally’s capital ratios in the Severe scenario also exceed the 4.5% common equity tier 1 threshold throughout 2015. Ally remains well capitalized at the beginning of the stress test (Q3 2013), maintaining a total capital ratio of 15.4% and a tier 1 common ratio of 7.9%. By Q4 2015, Ally has a total capital ratio of 12.4% and a common equity tier 1 ratio of 8.6% (per the Revised Regulatory Capital Rule, commonly referred to as Basel III). The primary drivers of the reduction in the total capital, tier 1 capital and tier 1 leverage ratios are the approximate $2.8 billion net pre-tax loss over the 9-quarter forecast horizon and the $5.9 billion MCP repurchase in Q4 2013, partially offset by the recently executed $1.3 billion private placement of common equity and lower asset levels in the Severe scenario. Ally’s tier 1 common ratio improves by the end of the forecast horizon as the impact of lower asset levels and the $1.3 billion private placement described above outweigh the negative impact from the $2.8 billion net pre-tax loss. The repurchase of MCP did not have a material impact on tier 1 common1 and improves Ally’s ability to generate capital by reducing preferred dividends. The following table summarizes Q3 2013 actual capital ratios in addition to ratios under the Severe scenario.

Projected Capital Ratios through Q4 2015 under the Severely Adverse Scenario
Ally Financial Inc.	General Risk-Based Capital Rule (e.g., Basel I)			Revised Regulatory Capital Rule (e.g., Basel III) (b)
	Actual	Forecast		Forecast
	Q3 2013	Q4 2015	Minimum	Q4 2015
Tier 1 Common Ratio (%)	7.9	8.7	7.5	n/a
Common Equity Tier 1 Capital Ratio (%) (a)	n/a	n/a	n/a	8.6
Tier 1 Capital Ratio (%)	15.4	12.7	10.5	12.4
Total Risk-based Capital Ratio (%)	16.4	14.3	11.7	14.0
Tier 1 Leverage Ratio (%)	13.2	10.6	9.0	10.4

(a)	Ally is not an Advanced Approach bank holding company and therefore is not subject to this ratio until 2015.

(b)	These forecast ratios reflect the Standardized Approach of the Revised Regulatory Capital Rule (e.g., Basel III).

Many of the key themes driving Ally’s stress test results and capital ratio forecasts are similar for Ally Bank on a stand-alone basis. Ally’s entire mortgage portfolio resides at Ally Bank so those loss figures are the same for both entities. In terms of the auto loan portfolio, Ally Bank does experience an increase in losses, but the loss rates are lower than those forecasted at Ally because Ally Bank has stricter credit guidelines on new retail auto originations. While the losses at Ally Bank are less than those at Ally in the Severe scenario, there is a similar trend in the asset forecast as Ally Bank experiences a significant decline in its U.S. auto loan portfolio. This reduction in assets more than offsets the impact from lower net income and therefore capital ratios at Ally Bank improve by the end of the forecast horizon.

_____________________________________
1 MCP was considered non-common tier 1 capital. The only impact on tier 1 common from the MCP repurchase is related to the difference between proceeds paid and the book value of the MCP.

Projected Capital Ratios through Q4 2015 under the Severely Adverse Scenario
Ally Bank	General Risk-Based Capital Rule (e.g., Basel I)
	Actual	Stressed Capital Ratios
	Q3 2013	Q4 2015	Minimum
Tier 1 Capital Ratio (%)	17.9	22.0	16.5
Total Risk-based Capital Ratio (%)	18.7	23.2	17.6
Tier 1 Leverage Ratio (%)	16.3	19.2	15.7